UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2017

TERAFOX CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-200675	36-4817186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

R24 Flat C 5/F

Wah Mow Factory Building

5-7 Ng Fong Street, San Po Kang

Kowloon, Hong Kong

(Address of Principal Executive Offices)

+852 9560 0946

 (Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 28, 2017, Chi Yeuk Lau resigned as the Company’s acting Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company and the Board of Directors immediately appointed Mr. Bum Chul Kim as acting Executive Officer, Chief Financial Officer, Secretary and Treasurer of the Company. Ms. Lau remains as the Company’s sole director.

Name	Age	Position
Bum Chul Kim	39	Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer and Director

The business background description of the newly appointed officer is set forth below.

Bum Chul Kim. Mr. Kim has significant experience in all aspects of business management, with concentration in the IT sector. Since March 2016 to the present, he has been Chief Executive Officer of Sinjutech Co, Ltd., an IT provider located in Seoul, Korea. From December 2014 to March 2016, he was Director of Modu & T Co, Ltd, a Trading company located in Seoul, Korea. From February 2006 to February 2009, he was a Director of the Matrix Group, a software company located in Seoul, Korea. Mr. Chul received a BA degree (with honors) from the Shingendai School (Tokyo, Japan) in 2003 and received his BA degree (with honors) in Business in University Canberra (Melbourne, Australia) in 2006.

There are no family relationships between our new officer and our sole director. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which our new officer had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which our new officer is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event. The officer serves in such executive positions at the discretion of the Board of Directors. The Company and its new officer have verbally agreed that no compensation will be due or owning to the new officer until such time as the parties reach a written compensation agreement, if any.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERAFOX CORP.

(Registrant)

/s/ Bum Chul Kim

Bum Chul Kim

Chief Executive Officer

Date: February 28, 2017

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